Exhibit 99.1

Shea Homes Reports Fourth Quarter and Full Year 2012 Results

Walnut, Calif., February 15, 2013

Shea Homes, one of America’s largest private homebuilders, today reported results for the fourth quarter and year ended December 31, 2012.

Three Months Ended 12/31/12 Highlights and Comparisons to Three Months Ended 12/31/11

•	Net income (loss) attributable to Shea Homes was $33.2 million for the 2012 fourth quarter compared to $(7.1) million in the prior year

•	Home sales orders were 407 compared to 321, a 27% increase

•	Active selling communities averaged 63 and 71 in the fourth quarter of 2012 and 2011, respectively

•	Home sales per community for the quarter were 6.5 homes, or 2.2 per month, in 2012 compared to 4.5 homes, or 1.5 per month, in 2011, a 44% increase

•	Cancellation rate was 20% compared to 21%

•	Backlog units at December 31, 2012 were 911 compared to 461 at December 31, 2011, a 98% increase

•	Backlog sales value was $413.2 million at December 31, 2012 compared to $184.7 million at December 31, 2011, a 124% increase

•	The average selling price in backlog was $454,000 at December 31, 2012 compared to $401,000 at December 31, 2011, a 13% increase

•	Total revenues were $295.7 million compared to $241.5 million, a 22% increase

•	House revenues were $284.8 million* compared to $235.3 million*, a 21% increase

•	Homes closed were 700 compared to 542, a 29% increase

•	Average selling price of homes closed was $407,000 compared to $434,000, a 6% decrease

•	House gross margin was 20.9%* compared to 18.8%*

•	SG&A expense was $23.9 million (8.1% of revenues) compared to $26.5 million (11.0% of revenues)

•	Adjusted EBITDA was $75.3 million* versus $40.4 million* last year

•	Cash, restricted cash and investments at December 31, 2012 were $304.9 million compared to $314.5 million at December 31, 2011

Year Ended 12/31/12 Highlights and Comparisons to Year Ended 12/31/11

•	Net income (loss) attributable to Shea Homes was $29.0 million compared to ($114.4) million

•	Home sales orders were 2,023 compared to 1,365, a 48% increase

•	Active selling communities averaged 65 and 76 in 2012 and 2011, respectively

•	Home sales per community for the year were 31.1 homes, or 2.6 per month, in 2012 compared to 18.0 homes, or 1.5 per month, in 2011, a 73% increase

•	Cancellation rate was 15% compared to 21%

•	Total revenues were $680.1 million compared to $587.8 million, a 16% increase

•	House revenues were $645.0 million* compared to $570.3 million*, a 13% increase

•	Homes closed were 1,573 compared to 1,348, a 17% increase

•	Average selling price of homes closed was $410,000 compared to $423,000, a 3% decrease

•	House gross margin was 20.2%* compared to 18.1%*

•	SG&A expense was $89.5 million (13.2% of revenues) compared to $82.6 million (14.1% of revenues)

•	Adjusted EBITDA was $131.2 million* versus $77.1 million*

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10.

Bert Selva, President and CEO, stated: “Our strong fourth quarter operating results reflect the improved housing market conditions we began experiencing earlier in 2012. Our improved sales pace for the year, lower cancellation rate and higher gross margins all contributed to the year over year increase in fourth quarter and full year earnings from our homebuilding operations. In addition, during the fourth quarter, we saw new home sales orders continue to meaningfully exceed the prior year levels and we were able to continue to raise home prices across most of our markets. As a result of these positive trends, we will begin 2013 with a healthy backlog of presold homes, which is up 98% year over year, and includes strong gross margins.

As we look ahead, we believe we are operating in some of the best housing markets in the country which continue to exhibit signs of improvement. In addition, we believe many of the important drivers that have historically contributed to a healthy housing market appear positive as we begin the new year, including low mortgage interest rates, lower resale and new home inventory levels than in recent years, favorable own versus rent dynamics and attractive affordability ratios. As a result of the improved housing environment, in 2013 we are targeting to exceed the 2012 total land acquisition and development spend of $240.0 million, and open approximately 28 communities compared to 15 in 2012.”

New home sales orders increased 27% year over year for the 2012 fourth quarter. Orders were up in all of our segments except the South West, despite an 11% decline in our average community count during the fourth quarter of 2012 compared to the year earlier period. The decrease in orders in the South West segment, specifically in the Arizona market, was primarily due to a lower community count and a reduced number of houses available for sale resulting from project close outs. The overall demand environment in Arizona appears healthy and we anticipate orders to pick up in the Arizona market as new communities are brought on line. The improved order trends for both the 2012 fourth quarter and full year resulted in a 98% year over year increase in the number of homes in our backlog at December 31, 2012.

For the 2012 fourth quarter, net income (loss) attributable to Shea Homes was $33.2 million compared to $(7.1) million for 2011, due primarily to a $37.6 million improvement in gross margin (driven by higher revenues and gross margin percentages), a $3.8 million reduction in general and administrative expenses, a $1.1 million decrease in interest expense, a $4.4 million decrease in equity in losses from joint ventures and a $6.4 million decrease in income attributable to non-controlling interests. These improvements were offset, in part, by a $1.2 million increase in selling expense due to an increase in homes closed and a $4.8 million charge related to our completed operations policies that were reinsured in 2009.

For the 2012 fourth quarter, total revenues were $295.7 million compared to $241.5 million for 2011, a 22% increase, and house revenues for the 2012 fourth quarter were $284.8 million* compared to $235.3 million* for 2011, a 21% increase. This increase was mostly due to a 29% increase in new house deliveries to 700, partially offset by a 6% decrease in average selling price to $407,000. Deliveries were up year over year in all of our segments except Southern California, which decline was due to a 33% lower number of active selling communities for the year versus 2011. The decrease in average selling price of homes closed was primarily attributable to a shift towards lower-priced homes, particularly in our Northern California and San Diego segments, partially offset by price increases in most of our markets.

Total gross margin for the 2012 fourth quarter was 22.1% compared to 11.5% for 2011, a 1,060 basis point (bp) increase, and house gross margin for the 2012 fourth quarter was 20.9%* compared to 18.8%* for 2011, a 210 bp increase. There were no inventory impairments in 2012 compared to $20.3 million of impairments in 2011. Increases in house gross margin were primarily attributable to price increases in most of our markets.

SG&A expense for the 2012 fourth quarter was $23.9 million (8.1% of revenues) compared to $26.5 million (11.0% of revenues) for 2011. The decrease was primarily attributable to the Company leveraging its G&A base over a higher level of revenues and lower legal expenses associated with our completed contract method tax court case. The majority of these legal expenses were incurred prior to, and shortly after, the July 2012 trial. We await a decision from the Tax Court on this matter.

Interest incurred for the 2012 fourth quarter was $16.8 million compared to $16.1 million in 2011, while interest expense for the 2012 fourth quarter was $3.1 million versus $4.2 million for 2011. The 26% decrease in interest expense for the 2012 fourth quarter resulted from a higher level of qualified inventory.

Other income (expense) for the 2012 fourth quarter was $(5.6) million compared to $2.9 million in 2011. In 2012, other expense included a $4.8 million charge related to actuarial adjustments to our loss reserves on completed operations policies that were reinsured in 2009 (the “PIC Transaction”). In 2011, we recognized a $2.9 million gain due to the actuarial adjustments.

Net operating cash flows for the 2012 fourth quarter were $80.6 million compared to $68.3 million for 2011. The increase in cash flows provided by operating activities for the 2012 fourth quarter included increased cash receipts from deliveries of homes and sales of land, partially offset by increased land acquisitions, land development and construction costs. Total land acquisitions and development costs for the 2012 fourth quarter were $62.2 million compared to $42.9 million in the 2011 fourth quarter. For the year ended 2012, net operating cash flows were $(6.2) million compared to $38.9 million for 2011, the decrease primarily due to increased land acquisitions, land development and construction costs, partially offset by increased cash receipts from deliveries of homes and sales of land. Total land acquisitions and development costs for the year ended 2012 were $240.0 million compared to $138.0 million in 2011.

For the year ended 2012, net income (loss) attributable to Shea Homes was $29.0 million compared to ($114.4) million for 2011. The improvement was primarily due to the 16% increase in full year revenues, the 210 bp higher house gross margin percentage, and the $88.4 million loss on debt extinguishment recorded in May 2011. In addition, in 2012, we recognized an $8.8 million gain on sale of investments and a $7.0 million decrease in income attributable to non-controlling interests, offset by a $12.0 million charge in 2012 related to actuarial adjustments to our loss reserves on completed operations policies that were reinsured in 2009 compared to a $3.1 million gain in 2011, a $3.1 million increase in interest expense, a $6.9 million increase in SG&A expense and a $3.7 million increase in income tax expense.

At December 31, 2012, total equity was $319.2 million compared to $328.0 million at December 31, 2011. The decrease in equity was primarily the result of the Shea Colorado LLC transaction previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. As a result of this transaction, which resulted in us receiving a distribution of homebuilding assets, total equity decreased $39.8 million, of which $11.6 million was attributable to SHLP and $28.2 million to non-controlling interests. Full year net income of $29.2 million partially offset the impact of this transaction.

About Shea Homes

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has delivered more than 88,000 homes. Shea Homes builds homes with quality craftsmanship and designs that best fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as improving housing market conditions, the strength of our housing markets, the number of new community openings, the strength of our gross margins in our backlog and the expected improvement in orders for the South West region in 2013, that are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demands; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-9500 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended December 31,			At or For the Year Ended December 31,
	2012	2011	Change	2012	2011	Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Operating Data:
Revenues	$295,655	$241,477	22%	$680,147	$587,770	16%
Gross margin %	22.1%	11.5%	1,060 bp’s	20.8%	12.3%	850 bp’s
Homebuilding revenues (a) *	$295,408	$240,944	23%	$679,162	$586,385	16%
Homebuilding gross margin % (a) *	22.1%	11.3%	1,080 bp’s	20.7%	12.1%	860 bp’s
House revenues *	$284,766	$235,292	21%	$645,000	$570,267	13%
House gross margin	$59,579	$44,297	34%	$130,093	$102,952	26%
House gross margin % *	20.9%	18.8%	210 bp’s	20.2%	18.1%	210 bp’s
Adjusted house gross margin % excluding interest in cost of sales *	29.5%	26.9%	260 bp’s	28.7%	26.1%	260 bp’s

Inventory impairments	$—	$20,298	-100%	$—	$30,600	-100%
SG&A expense	$23,863	$26,472	-10%	$89,535	$82,625	8%
SG&A % of total revenue	8.1%	11.0%	(290) bp’s	13.2%	14.1%	(90) bp’s
Net income (loss) attributable to Shea Homes	$33,220	$(7,089)	—	$29,038	$(114,385)	—
Adjusted EBITDA (b) *	$75,286	$40,445	86%	$131,201	$77,130	70%
Interest incurred	$16,769	$16,055	4%	$66,857	$69,961	-4%
Interest capitalized to inventory	$13,440	$11,676	15%	$46,146	$51,840	-11%
Interest capitalized to investments in joint ventures	$245	$210	17%	$849	$1,315	-35%
Interest expense	$3,084	$4,170	-26%	$19,862	$16,806	18%
Interest in cost of sales (c)	$24,418	$18,930	29%	$54,733	$45,944	19%

Other Data (d):
Home sales orders (units)	407	321	27%	2,023	1,365	48%
Homes closed (units)	700	542	29%	1,573	1,348	17%
Average selling price	$407	$434	-6%	$410	$423	-3%
Average active selling communities	63	71	-11%	65	76	-14%
Home sales orders per community	6.5	4.5	44%	31.1	18.0	73%
Cancellation rate	20%	21%		15%	21%
Backlog at end of period (units)	911	461	98%
Backlog at end of period (estimated sales value)	$413,196	$184,730	124%
Lots owned or controlled (units)	17,910	17,762	1%
Homes under construction (units) (e)	826	456	81%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 11 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss).
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2012	2011
	(unaudited)

Assets
Cash and cash equivalents	$279,756	$268,366
Restricted cash	13,031	13,718
Investments	12,078	32,428
Accounts and other receivables, net	141,289	120,689
Receivables from related parties, net	34,028	60,223
Inventory	837,653	783,810
Investments in joint ventures	28,653	17,870
Other assets, net	27,049	31,012

Total assets	$1,373,537	$1,328,116

Liabilities and equity
Liabilities:
Notes payable	$758,209	$752,056
Other liabilities	296,081	248,057

Total liabilities	1,054,290	1,000,113

Total equity	319,247	328,003

Total liabilities and equity	$1,373,537	$1,328,116

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$295,655	$241,477	$680,147	$587,770
Cost of sales	(230,196)	(213,631)	(538,434)	(515,578)

Gross margin	65,459	27,846	141,713	72,192

Selling, general and administrative expenses	(23,863)	(26,472)	(89,535)	(82,625)
Loss on debt extinguishment	—	—	—	(88,384)
Interest expense	(3,084)	(4,170)	(19,862)	(16,806)
Other income (expense), net	(5,597)	2,947	(2,516)	5,312

Income (loss) before income taxes	32,915	151	29,800	(110,311)

Income tax benefit (expense)	287	(799)	(616)	3,069

Net income (loss)	33,202	(648)	29,184	(107,242)
Less: Net loss (income) attributable to non-controlling interests	18	(6,441)	(146)	(7,143)

Net income (loss) attributable to Shea Homes	$33,220	$(7,089)	$29,038	$(114,385)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$33,202	$(648)	$29,184	$(107,242)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on debt extinguishment	—	—	—	88,384
Depreciation and amortization expense	3,383	4,083	8,638	11,296
Inventory impairment	—	20,298	—	30,600
Gain on sale of available-for-sale investments	(4)	(26)	(8,806)	(565)
Other operating activities, net	(289)	(1,703)	173	(822)
Changes in operating assets and liabilities:
Inventory	46,127	67,674	(68,733)	31,521
Payables and other liabilities	7,412	(34,914)	50,336	(6,110)
Other operating assets	(9,213)	13,530	(16,983)	(8,184)

Net cash provided by (used in) operating activities	80,618	68,294	(6,191)	38,878

Investing activities
Purchase of available-for-sale investments	—	(20,205)	—	(20,205)
Proceeds from sale of investments	2,593	544	26,547	1,724
Net proceeds from promissory notes from related parties	56	(176)	1,987	107,680
Other investing activities, net	(10,615)	14,010	(12,110)	15,778

Net cash provided by (used in) investing activities	(7,966)	(5,827)	16,424	104,977

Financing activities
Net decrease in debt	(888)	(595)	(2,429)	(52,401)
Amortization of notes payable discount	—	—	—	7,366
Contributions from owners	2,352	2,033	2,352	2,033
Other financing activities, net	—	(4,575)	1,234	639

Net cash provided by (used in) financing activities	1,464	(3,137)	1,157	(42,363)

Net increase (decrease) in cash and cash equivalents	74,116	59,330	11,390	101,492
Cash and cash equivalents at beginning of period	205,640	209,036	268,366	166,874

Cash and cash equivalents at end of period	$279,756	$268,366	$279,756	$268,366

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	81	$566	122	$545	249	$523	313	$534
San Diego	123	410	103	477	194	441	172	505
Northern California	153	472	76	529	323	487	215	501
Mountain West	124	447	86	416	284	446	215	419
South West	207	279	143	288	492	280	406	276
Other	12	253	12	210	31	231	27	224

Total consolidated	700	$407	542	$434	1,573	$410	1,348	$423
Unconsolidated joint ventures	57	297	27	301	149	305	107	307

Total	757	$399	569	$428	1,722	$401	1,455	$414

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	66	7	62	11	313	8	281	12
San Diego	81	8	32	11	262	9	169	10
Northern California	83	14	62	15	459	14	221	15
Mountain West	85	14	63	13	401	14	251	13
South West	85	17	95	18	552	17	411	23
Other	7	3	7	3	36	3	32	3

Total consolidated	407	63	321	71	2,023	65	1,365	76
Unconsolidated joint ventures	48	10	32	13	199	11	119	13

Total	455	73	353	84	2,222	76	1,484	89

	At December 31,
	2012		2011
	Backlog Units	Backlog Sales Value	Backlog Units	Backlog Sales Value
Backlog:
Southern California	123	$87,675	59	$26,715
San Diego	107	47,580	39	18,837
Northern California	241	107,497	105	51,269
Mountain West	212	98,733	95	44,489
South West	212	67,519	152	41,309
Other	16	4,192	11	2,111

Total consolidated	911	$413,196	461	$184,730
Unconsolidated joint ventures	84	25,724	34	11,933

Total	995	$438,920	495	$196,663

SEGMENT OPERATING DATA (continued)

(unaudited)

	At December 31,
	2012	2011
Lots owned or controlled:
Southern California	1,989	1,241
San Diego	764	774
Northern California	3,182	3,927
Mountain West	10,074	9,910
South West	1,876	1,854
Other	25	56

Total consolidated	17,910	17,762
Unconsolidated joint ventures	3,874	1,976

Total	21,784	19,738

Lots by ownership type:
Lots owned	9,830	9,722
Lots optioned or subject to contract	8,080	8,040
Joint venture lots	3,874	1,976

Total	21,784	19,738

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that in each case are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales, impairment charges and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended December 31, 2012				Three Months Ended December 31, 2011
		Cost of	Gross	Gross		Cost of	Gross	Gross
	Revenue	Sales	Margin $	Margin %	Revenue	Sales	Margin $	Margin %
Total	$295,655	$(230,196)	$65,459	22.1%	$241,477	$(213,631)	$27,846	11.5%
Less: Other	(247)		(247)		(533)		(533)

Homebuilding	295,408	(230,196)	65,212	22.1%	240,944	(213,631)	27,313	11.3%
Less: Land	(10,810)	5,866	(4,944)	45.7%	(4,276)	3,033	(1,243)	29.1%
Less: Impairment	—	—	—		—	20,298	20,298
Less: Other homebuilding	168	(857)	(689)		(1,376)	(695)	(2,071)

House	$284,766	$(225,187)	$59,579	20.9%	$235,292	$(190,995)	$44,297	18.8%

Add: Interest in house cost of sales (a)		24,418	24,418			18,930	18,930

Adjusted house excluding interest in cost of sales	$284,766	$(200,769)	$83,997	29.5%	$235,292	$(172,065)	$63,227	26.9%

	Year Ended December 31, 2012				Year Ended December 31, 2011
		Cost of	Gross	Gross		Cost of	Gross	Gross
	Revenue	Sales	Margin $	Margin %	Revenue	Sales	Margin $	Margin %
Total	$680,147	$(538,434)	$141,713	20.8%	$587,770	$(515,578)	$72,192	12.3%
Less: Other	(985)		(985)		(1,385)		(1,385)

Homebuilding	679,162	(538,434)	140,728	20.7%	586,385	(515,578)	70,807	12.1%
Less: Land	(32,583)	18,797	(13,786)	42.3%	(11,261)	8,861	(2,400)	21.3%
Less: Impairment	—	—	—		—	30,600	30,600
Less: Other homebuilding	(1,579)	4,730	3,151		(4,857)	8,802	3,945

House	$645,000	$(514,907)	$130,093	20.2%	$570,267	$(467,315)	$102,952	18.1%

Add: Interest in house cost of sales (a)		54,733	54,733			45,944	45,944

Adjusted house excluding interest in cost of sales	$645,000	$(460,174)	$184,826	28.7%	$570,267	$(421,371)	$148,896	26.1%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) (plus cash distributions of income from consolidated and unconsolidated joint ventures and non-guarantor subsidiaries) before (a) income taxes, (b) interest expense, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) impairment charges and project write-offs and abandonments, (e) loss on debt extinguishment, (f) depreciation and amortization, (g) realized gain on sale of investments, (h) income (loss) from joint ventures and non-guarantor subsidiaries, (i) deferred (gain) loss recognition from the PIC Transaction, and (j) gain on sale of investment in joint ventures. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net income (loss)	$33,202	$(648)	$29,184	$(107,242)
Adjustments:
Income tax expense (benefit)	(287)	799	616	(3,069)
Depreciation and amortization expense	3,383	4,083	8,638	11,296
Interest in cost of sales	24,418	18,930	54,733	45,944
Interest in equity in income (loss) from joint ventures	245	950	849	1,619
Interest expense	3,084	4,170	19,862	16,806

EBITDA	64,045	28,284	113,882	(34,646)

Adjustments:
Loss on debt extinguishment	—	—	—	88,384
Impairment charge	—	22,673	—	32,975
Project write-offs and abandonments	1,266	26	2,039	236
Realized gain on sale of investments	(4)	(26)	(8,806)	(565)
Deferred loss (gain) recognition from PIC Transaction	4,845	(2,939)	12,013	(3,072)
Gain on sale of investment in joint ventures	—	(5,939)	—	(5,939)
Loss (income) from joint ventures and non-guarantor subsidiaries	5,126	(2,223)	11,366	(485)
Distributions of earnings from joint ventures and non-guarantor subsidiaries	—	544	678	544
Other	8	45	29	(302)

Adjusted EBITDA	$75,286	$40,445	$131,201	$77,130